Exhibit 5.1

OPINION OF

HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.

July 1, 2004

Matrix Service Company

10701 E. Ute Street

Tulsa, Oklahoma 74116-1517

Re:	Matrix Service Company

Form S-3 Shelf Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Matrix Service Company, a Delaware corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company of (i) shares of its common stock, $0.01 par value per share (the “Common Stock”), (ii) shares of its preferred stock, $0.01 par value per share (the “Preferred Stock”), (iii) debt securities (the “Debt Securities”)and (iv) warrants to purchase Common Stock and/or Preferred Stock (the “Warrants” and together with the Common Stock, Preferred Stock and Debt Securities, the “Securities”), with an aggregate offering price of up to $125,000,000. The Securities may be issued and sold by the Company pursuant to a registration statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 1, 2004, as the same may from time to time be amended or supplemented and in effect.

As counsel for the Company in connection with this opinion, we have examined such corporate records, documents and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Securities. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

We are of the opinion that upon completion of the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Securities, including the actions proposed to be taken by the Company as set forth in the Registration Statement, the Securities with an aggregate offering price of up to $125,000,000 that may be issued and sold by the Company will be duly authorized, legally issued, fully paid and nonassessable when sold.

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related prospectus and prospectus supplement under the heading “Legal Matters.”

Very truly yours,

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.